Exhibit 10.20

*** indicates confidential portions have been
redacted and submitted separately pursuant to
confidentiality request with the Commission

AGREEMENT FOR THE EXCLUSIVE SUPPLY OF STYRENE
TEXAS CITY — TEXAS
Dated September 17, 2007
By and between
STERLING CHEMICALS, INC.
and
NOVA CHEMICALS INC.

This Agreement for the Exclusive Supply of Styrene dated September 17, 2007 is made and entered into between Sterling Chemicals, Inc., a Delaware corporation (“Producer”), and NOVA Chemicals Inc., a Delaware corporation (“Customer”).

In consideration of the mutual undertakings herein contained, the Parties hereto agree as follows:

1.	Definitions and Interpretation

1.1  Definitions

In this Agreement, except to the extent that the context requires otherwise:

“AAA” means the American Arbitration Association.

“AAA Rules” has the meaning set forth in Clause 21.2.1.

“Acquisition Transaction” has the meaning set forth in Clause 19.1 (Styrene Monomer Business).

“Affected Party” has the meaning set forth in Clause 8.1 (Event of Force Majeure).

“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person. Reference to “control” of a Person by another means that the other (whether alone or acting in concert with others, whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove all or the majority of the members of the board of directors or other governing body of that Person or of any other person which controls that Person or otherwise controls or has the power to control the affairs and policies of that Person or of any other Person which controls that Person (and “controlled” and “controlling” shall be construed accordingly).

“Agreement” means this Agreement for the Exclusive Supply of Styrene and its Schedules.

“Applicable Law” means any applicable Law, permit, approval, concession, grant, franchise, license, agreement or requirement of any Governmental Entity having jurisdiction over the matter or matters in question, and in each case existing to the extent having force of law at the time in question.

“Assigned Contracts” has the meaning set forth in Clause 17 (Other Matters).

“Authorization” means an authorization, consent, approval, resolution, certificate, license, exemption, permit, filing or registration required under Applicable Law.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

“Claims” means any and all rights, claims, counterclaims, complaints, demands and causes of action of any nature or kind, whatsoever and howsoever arising, whether known or unknown, whether in law or in equity or pursuant to statute, and whether in any court of law or equity or before any arbitrator or other body, board or tribunal.

“Confidential Information” means:

(i) information regarding the terms and conditions of this Agreement; and

(ii) all communications between the Parties or their respective Affiliates and all information and other material supplied to, or received by, either Party or its Affiliates from the other Party or its Affiliates in connection with this Agreement (or in connection with Product provided pursuant to this Agreement) which is either marked “confidential” or by its nature is intended to be for the knowledge of the recipient and/or any other Person within Clause 15.2 (Permitted Disclosure) alone.

“Consequential Loss” means any indirect, consequential, incidental or special damage or loss, loss of production, loss of profit, loss of margin, loss of revenue, loss of contract, loss of goodwill, or punitive damages; provided, however, that in no event shall all or any portion of the non-refundable capacity reservation charge be deemed or considered a Consequential Loss.

“Contract” means all agreements, arrangements, contracts, purchase orders or other commitments in any way relating to the sale, distribution or marketing of styrene from the Texas City Styrene Plant, whether written or oral, including, without limitation, customer contracts, distributor contracts, sales orders and storage contracts.

“Customer” has the meaning set forth in the preamble hereto.

“Customer Indemnified Person” has the meaning set forth in Clause 13.1 (Indemnification of Customer).

“Defaulting Party” has the meaning set forth in Clause 10.1 (Losses).

“Default Rate” means, with respect to any day, the rate per annum which is the lesser of (i) two percent (2%) above the rate of interest in effect for such day as most recently publicly announced or established by The Chase Manhattan Bank (National Association) in New York, New York as its “prime rate” and (ii) the maximum non-usurious rate of interest which may charged under laws applicable to the party to whom such interest is payable.

“Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement, including (i) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision thereof or as to whether this Agreement or any provision thereof is invalid, illegal or unenforceable (whether initially or otherwise) or (ii) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing.

“Dispute Notice” has the meaning set forth in Clause 21.1 (Amicable Settlement).

“Effective Date” has the meaning set forth in Clause 11 (Conditions)

“EFT” has the meaning set forth in Clause 7.1.1 (Invoicing).

“Environmental Damages” means all demands, claims, suits, proceedings, actions, or causes of action, assessments, losses, damages (including but not limited to, personal injury, injury to property and natural resource damages) liabilities (including, without limitation, strict liability), judgments, remedies, settlement amounts, deficiencies, fines and penalties, costs and expenses, including interest, penalties and reasonable attorney, accountant, consultant, contractor, laboratory and expert fees, disbursements and expenses, oversight, response, investigative and remediation costs (and reimbursement to Governmental Entities for same), costs and expenses of investigation or defense of any claim, and any moneys paid in settlement thereof, past, present and future, relating to or arising from or in connection with (i) Environmental Laws applicable to, arising with respect to, or otherwise relating to, the Texas City Styrene Plant or any other adjacent or nearby property owned by Producer or any of Producer’s Affiliates; (ii) the presence or alleged presence on the Texas City Styrene Plant or any other adjacent or nearby property owned by Producer or any of Producer’s Affiliates, or the migration or alleged migration to or from any such properties, of Hazardous Materials, regardless of when such Hazardous Materials came to be located on such properties and regardless of who caused them to be present thereon; (iii) claims (including, without limitation, bodily injury and property damage claims) relating to toxic torts or exposure to Hazardous Materials except to the extent that such toxic tort or exposure pertains to any Product at any time after title or risk of loss to such Product has transferred to Customer; (iv) any and all violations or alleged violations of Environmental Laws, whether occurring before or after the Effective Date, except to the extent that such violation or alleged violation pertains to any Product at any time after title or risk of loss to such Product has transferred to Customer; and (v) liability to any third party or Governmental Entity to indemnify or provide contribution to such third party or Governmental Entity; except to the extent that such liability pertains to any Product at any time after title or risk of loss to such Product has transferred to Customer. For purposes of this definition of Environmental Damages only, the term “Product” means (a) Product and (b) styrene monomer that does not meet the specifications set forth in Schedule A attached hereto to the extent, but only to the extent, that such failure to meet the specifications set forth in Schedule A attached hereto does not cause or exacerbate the relevant claim, violation or alleged violation of Environmental Laws or liability to any third party or Governmental Entity to indemnify or provide contribution to such third party or Governmental Entity.

“Environmental Law” means any Law relating to pollution, the protection of human health, safety or the environment, or the storage, management, treatment, disposal, release, or threat of a release of Hazardous Materials in the environment, process and product safety or occupational health and safety in effect as of the Effective Date.

“Events of Force Majeure” has the meaning set forth in Clause 8.1 (Events of Force Majeure).

“Force Majeure” has the meaning set forth in Clause 8.2 (Force Majeure).

“FTC” has the meaning set forth in Clause 11 (Conditions).

“Governmental Entity” means any federal, state, county, regional, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority having jurisdiction over either of the Parties, the Texas City Styrene Plant, their neighbors or the subject matter of this Agreement.

“Hazardous Materials” means (i) all toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive or other hazardous substances or materials, wastes, pollutants and contaminants including without limitation, petroleum, petroleum distillates, derivatives and products, asbestos and asbestos containing materials, radioactive materials, and all other substances of any nature regulated in any manner pursuant to any Environmental Law; (ii) any substance or material which is or becomes defined as a “hazardous waste,” “hazardous substance,” “pollutant,” or “contaminant” under any Environmental Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) and any state or local counterpart thereof; (iii) any substance or material which becomes regulated by any Governmental Entity; (iv) without limitation, any substance or material the presence or concentration of which on the Texas City Styrene Plant or any other adjacent or nearby property owned by Producer or any of Producer’s Affiliates causes or threatens to cause a nuisance on such site or to adjacent properties, or poses or threatens to pose a hazard to the health or safety of persons on, about or adjacent to the applicable site; (v) any substance or material the presence or concentration of which on adjacent properties could constitute a trespass; (vi) without limitation, any substance or material which contains polychlorinated bipheynols, asbestos, lead-based paint, radon gas, or urea formaldehyde; and (vii) any substance, material or refuse, whether solid, liquid, semisolid, or contained gaseous material, that has been discarded, abandoned or otherwise resides, remains or accumulates on or in the Texas City Styrene Plant or any other adjacent or nearby property owned by Producer or any of Producer’s Affiliates.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations promulgated by any Governmental Entity related thereto.

“Indemnified Party” has the meaning set forth in Clause 13.3 (Indemnification Procedures).

“Indemnifying Party” has the meaning set forth in Clause 13.3 (Indemnification Procedures).

“Insolvency Event” means, in relation to any Person, that such Person:

(i) files a petition commencing a voluntary case under any chapter of the federal bankruptcy laws with respect to such Person of any substantial part of its property; or

(ii) files a petition or answer or consent seeking reorganization, arrangement, adjustment or composition under any similar applicable federal law, or consents to the filing of any such petition, answer or consent with respect to such Person of any substantial part of its property; or

(iii) appoints or consents to the appointment of a custodian, receiver, liquidator, trustee, assignee or other similar official in bankruptcy or insolvency with respect to such Person of any substantial part of its property; or

(iv) has an order for relief against such Person entered by a court having jurisdiction in the premises under any chapter of the federal bankruptcy laws, and such order remains in force undischarged or unstayed for sixty (60) days; or

(v) has a decree or order of a court having jurisdiction in the premises for the appointment of a custodian, receiver, liquidator, trustee, assignee or other similar official in bankruptcy or insolvency of such Person or any substantial part of its property, or for the winding up or liquidation of its affairs, has been entered, and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days; or

(vi) has admitted in writing its inability to pay its debts generally as they become due or has made an assignment for the benefit of its creditors; or

(vii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (i) to (vi) inclusive.

For the avoidance of doubt, an Insolvency Event shall not occur in relation to a Person as a result of any proceeding, process or other administrative action taken which is vexatious, frivolous or an abuse of the process of the court.

“Inventory” means all inventories of styrene monomer, ethylene, benzene and ethylbenzene, and other raw materials and by-products, owned by Producer as of the Effective Date, including any ethylene, benzene or ethylbenzene committed to be purchased by Producer within 30 days after the Effective Date and any styrene monomer produced after the Effective Date pursuant to Section 19.1.

“Invoice” has the meaning set forth in Clause 7.1.1 (Invoicing).

“Joint Venture” means that certain contemplated new North America-based joint venture between Customer and INEOS Group Limited.

“Law” means any federal, state, local, municipal, foreign, international or multinational statute, law, constitution, judgment, statutory case law, decree, order, regulation, ordinance, restriction or rule of any Governmental Entity.

“Loss” means any loss, liability, obligation, damage or cost (including reasonable legal costs), charge, penalty or expense, but excluding any Consequential Losses, and Losses shall be construed accordingly.

“Marine Provisions” means the standards, provisions and procedures of Producer for the handling of marine shipments at its facilities in Texas City, Texas, as such standards, provisions and procedures may be revised from time to time.

“Month” means the period beginning at 00:00 hours (Central Standard Time) on the first day in any calendar month and ending at 24:00 hours (Central Standard Time) on the last day of the same calendar month.

“Newly Imposed Tax” has the meaning set forth in Clause 7.5 (Tax).

“Non-Affected Party” has the meaning set forth in Clause 8.2 (Notification).

“Non-Defaulting Party” has the meaning set forth in Clause 10.1 (Losses).

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“Person” means any individual, limited liability company, firm, corporation, unincorporated association, government, state or agency or two or more of the foregoing, or any association, trust, or partnership (general or limited) or joint venture (whether or not having a separate legal personality) or two or more of the foregoing.

“Point of Delivery” has the meaning set forth in Clause 5.2 (Title and Transfer; Point of Delivery).

“Price” means the price charged by Producer to Customer in an Invoice under Clause 7.1 (Invoicing).

“Proceedings” means any and all actions, suits, proceedings, and hearings of any nature and kind in any court of law or equity or before any arbitrator or other body, board or tribunal.

“Producer” has the meaning set forth in the preamble hereto.

“Product” means styrene monomer meeting the specifications as set forth in Schedule A attached hereto.

“Release” or “Releases” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching or disposal (including the abandoning or discarding of barrels, containers and other closed receptacles containing Hazardous Materials) of a substance into the environment.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement.

“Term” has the meaning set forth in Clause 2.

“Termination Event” has the meaning set forth in Clause 12.1 (Termination Events).

“Texas City Styrene Plant” means that certain styrene monomer production plant owned and operated by Producer located at 201 Bay Street South, Texas City, Texas, 77590. The term “Texas City Styrene Plant” is intended to mean solely that portion of the larger plant site in Texas City, Texas owned by Producer or any of Producer’s Affiliates that is devoted exclusively to the production of styrene monomer, and does not encompass other facilities and equipment located on such larger parcel.

“Third Party Claim” has the meaning set forth in Clause 13.3 (Indemnification Procedures).

1.2  Interpretation

In this Agreement, except to the extent that the context requires otherwise:

1.2.1 references in the singular shall include references in the plural and vice versa; words denoting any gender shall include any other gender and words denoting natural persons shall include any other Persons;

1.2.2 headings shall be ignored in construing this Agreement;

1.2.3 in computing any period of time under this Agreement, the day of the act, event or default from which such period begins to run shall be included;

1.2.4 all notices to be given by any Party and all other communications and documentation which are in any way relevant to this Agreement or the performance, interpretation or termination of this Agreement, including any dispute resolution proceedings, shall be in the English language;

1.2.5 all references to monetary amounts herein shall be references to the lawful currency of the United States of America;

1.2.6 the words “include” and “including” are to be construed without limitation; and

1.2.7 a reference to an “official requirement” includes any rule, directive, request or guideline (whether or not having the force of law, but not being a law) of any Governmental Entity.

2.	Term

This Agreement shall be in effect until December 31, 2017 (the “Term”), unless earlier terminated in accordance with the provisions hereof. This Agreement will be automatically extended in calendar year increments thereafter, unless earlier terminated in accordance with the provisions hereof or terminated in writing by either Party upon 36 months’ prior written notice.

3.	Supply of Product

3.1  Exclusivity

Except as otherwise provided in Section 19.1, Customer shall have the exclusive right to the entire production capacity of Producer’s Texas City Styrene Plant, and Producer shall be prohibited from selling styrene to any other customers (including its own Affiliates).

3.2  Quantity

Maximum quantity (the “Maximum Quantity”) shall be the entire effective production capacity of the Producer’s Texas City Styrene Plant. The quantities of Product to be purchased and sold under this Agreement will be communicated to Producer by Customer in accordance with Clause 4 (Nomination; Shut Down or Decommission). There shall be no minimum quantity that Customer is obligated to take pursuant to this Agreement and this Agreement shall not be interpreted as imposing “take or pay” obligations on Customer. Except as otherwise provided in Section 19.1, (a) if Customer does not take the Maximum Quantity, Producer will not sell any remaining output from the Texas City Styrene Plant to any other party, and (b) Producer agrees that it will not manufacture any styrene in excess of those quantities nominated by Customer hereunder pursuant to Clause 4.2 (Nomination), plus or minus 5%, any excess to be held exclusively for future nominations by Customer.

3.3  Standard of Performance

In supplying and receiving the Product, respectively each of the Producer and the Customer shall act in accordance with the terms of this Agreement.

4.	Nomination; Shut Down or Decommission

4.1  Outages

4.1.1 Producer hereby notifies Customer that the only planned outage at its Texas City Styrene Plant during calendar years 2007 and 2008 is a thirty-one (31) day major maintenance turn-around currently scheduled for October of 2008.

4.1.2 Beginning in calendar year 2009, Producer shall, on or before June 30 of the immediately preceding year, provide Customer, for planning purposes only, written notice of any planned outages at its facility which will affect the Producer’s ability to deliver Product to Customer during such calendar year.

4.1.3 Producer shall provide at least six (6) months’ prior written notice of each scheduled turnaround of its Texas City Styrene Plant, to the extent such turnaround effects the ability of Producer to deliver Product to Customer. Producer shall provide prompt written notice to Customer of the completion of such turnaround and any changes to the commencement or duration of any such turnaround.

4.2  Nomination

4.2.1 On or before five days after the Effective Date, Customer shall provide to Producer, for planning purposes only, written notice of its estimated monthly take of Product in each month remaining in 2007 and for each month in 2008. At least ninety (90) days prior to the commencement of each calendar year thereafter, Customer shall provide to Producer, for planning purposes only, written notice of its estimated monthly take of Product in each month of such calendar year.

4.2.2 If any notice from Customer under Clause 4.2.1 indicates that Customer will take no Product for any calendar year (for this purpose the remaining days in 2007 after the Effective Date until the beginning of the next calendar year being deemed a calendar year), Producer may at its sole option and its sole cost permanently shut down and decommission the Texas City Styrene Plant, by providing Customer no less than five (5) days’ prior written notice of same. For greater certainty, (i) if Customer nominates no Product for any calendar year, it shall have no financial obligation to Producer for that calendar year, and (ii) if Producer elects to permanently shut down and decommission the Texas City Styrene Plant, Customer shall not be entitled to any refund of all or any portion of the non-refundable capacity reservation charge paid by Producer pursuant to Clause 6.1.

4.2.3 On or before five days after the Effective Date, Customer shall provide Producer with written notice of its Product requirement for the remaining months in that calendar quarter and for the upcoming calendar quarter. At least forty-five (45) days prior to the commencement of each calendar quarter thereafter, Customer shall provide Producer with written notice of its Product requirement for the upcoming calendar quarter (which shall not exceed 24% of effective annual capacity at that time, after taking into account any planned outages and re-commissioning time if Customer nominated no Product in the immediately preceding quarter). The nomination shall, subject to Force Majeure, be considered firm and binding. Producer shall have no obligation to deliver in excess of the nominated quantity for any calendar quarter. For greater clarity, it is understood that Customer may nominate any quantity in a calendar quarter in its sole discretion, including no quantity at all but not, in any event, exceeding 24% of the effective annual capacity of Producer’s Texas City Styrene Plant at that time. There shall be no requirement that Customer be obligated to take any minimum quantity of Product from the Producer’s Texas City Styrene Plant but, to the extent that Customer elects to nominate any quantity greater than zero (0), in its sole discretion, such quantity must be at least the minimum quantity needed to operate the Texas City Styrene Plant from a mechanical standpoint.

4.2.4 If any notice from Customer under Clause 4.2.3 indicates that Customer will take no Product for any calendar quarter (for this purpose the remaining days after the Effective Date until the beginning of the next calendar quarter being deemed a calendar quarter), Producer may at its sole option and its sole cost permanently shut down and decommission the Texas City Styrene Plant.

4.2.5 Any determination by Producer to permanently shut down the Texas City Styrene Plant pursuant to Clause 4.2.2 or Clause 4.2.4 shall result in the termination of this Agreement, such termination to be effective upon the receipt by Customer of written notice from Producer of its election to permanently shutdown the Texas City Styrene Plant and the cessation of production at the Texas City Styrene Plant.

5.	Delivery, measurement and testing

5.1  Delivery Rate

Producer shall endeavor to deliver, and Customer shall endeavor to take, Product in accordance with a delivery schedule upon which the Parties shall mutually agree within five (5) Business Days of the binding notification referred to in Clause 4.2.3 of this Agreement.

5.2  Title and Title Transfer; Point of Delivery

All Product delivered under this Agreement shall be delivered F.O.B. (Incoterms 2000) Producer’s Texas City Styrene Plant via tank car, tank truck, ship, barge or other inland water or marine vessel. All shipments of Product by ship, barge or other inland water or marine vessel shall be made in conformance with the Marine Provisions, it being understood that to the extent the Marine Provisions conflict with any provisions of this Agreement, the provisions of this Agreement shall control. Unless Producer otherwise consents in writing, Customer shall supply all tank cars, tank trucks, ships, barges and other inland water and marine vessels required for all shipments of Product purchased and sold under this Agreement. The point of delivery (the “Point of Delivery”) of any Product purchased and sold under this Agreement shall be the point of transfer of custody of such Product from Producer to Customer and shall be (a) for deliveries by tank car or tank truck, the point at which such tank car or tank truck is no longer on premises owned by Producer or any of Producer’s Affiliates by crossing the perimeter boundary thereof, and (b) for deliveries by ship, barge or other inland water or marine vessel, the first inlet flange of the ship, barge or other inland water or marine vessel onto which such Product is loaded at Producer’s Texas City Styrene Plant. Title and risk of loss shall pass to Customer at the Point of Delivery, irrespective of whether Customer or Producer owns or has provided any tank car, tank truck, ship, barge or other inland water or marine vessel onto which such Product is loaded. As between Producer and Customer, (a) Producer shall be in control and possession of all Product purchased and sold under this Agreement and responsible for and shall indemnify and hold harmless Customer for any damage or injury caused thereby or thereto until risk of loss with respect thereto has passed to Customer, and (b) Customer shall be in control and possession of all Product purchased and sold under this Agreement and responsible for any damage or injury caused thereby or thereto after risk of loss with respect thereto has passed to Customer.

5.3  Measurement, Sampling and Analysis

5.3.1 Confirmatory tests of the quantity of Product shipments shall be performed prior to delivery to Customer by an independent surveyor mutually acceptable to the Parties. All costs and expenses of such surveyor shall be paid by Customer. Confirmatory tests of the quality of Product shipments shall be performed prior to delivery to Customer by Producer’s PPQ lab. Quality of each shipment of Product shall be tested by taking representative samples (a) in the case of deliveries by tank car or tank truck, from Producer’s loading tanks prior to Producer loading the relevant tank car or tank truck, or (b) in the case of deliveries by ship, barge or other inland water or marine vessel, from the intake flange of the ship, barge or other inland water or marine vessel (and from the tanks thereof where appropriate) onto which such Product is loaded. Producer shall retain such samples for not less than three (3) months and shall provide Customer with access to such samples and all records maintained by Producer with respect thereto. Quantity of each shipment of Product shall be determined (i) in the case of deliveries by tank car or tank truck, by weighing such Product on certified scales at Producer’s Texas City Styrene Plant, or (ii) in the case of deliveries by ship, barge or other inland water or marine vessel, by taking the opening and closing inventory of Producer’s properly calibrated static shore tanks before and after each shipment is lifted. All quantities determined in this manner shall be conclusive for purposes of this Agreement unless proven to be in error by more than 0.5%. Customer’s sole remedy with respect to Customer’s loss on any Product delivered under this Agreement which does not conform with the Specifications shall be to require Producer to either (at Producer’s option) (i) reprocess such Product or (ii) refund the purchase price paid by Customer for the non-conforming Product.

6.	Non-Refundable Capacity Reservation Charge; Product Price

6.1  Capacity Reservation Charge

As consideration for this Agreement, including but not limited to the reservation of the full production capacity of the Texas City Styrene Plant for the entire duration of the Term and the terms of Clause 19 hereof (Covenant not to Compete), Customer shall pay Producer a non-refundable capacity reservation charge equal to $58 million. The capacity reservation charge shall be paid by Customer to Producer within ten (10) Business Days after the Effective Date. All amounts due shall be payable by wire transfer of immediately available U.S. funds.

6.2  Product Price

The Price for all Product to be delivered under this Agreement shall be *** For greater clarity, *** Such Price does not include any applicable Taxes that may apply to the sale of Product, all of which will be added to the applicable invoice and paid by Customer.

7.	Payment and Invoicing

7.1  Invoicing

7.1.1 On or about the fifth (5th) Business Day of each Month, Producer will send Customer a consolidated invoice for all Product delivered during the preceding Month pursuant to this Agreement (the “Invoice”). The Customer will pay for all supplied Product hereunder in U.S. dollars via electronic fund transfer (“EFT”), such that the funds are available to Producer no later than the thirtieth (30th) day of the Month following the Month in which Producer supplied the Product, regardless of whether such thirtieth (30th) day is a Business Day or a non-Business Day, terms net cash. Notwithstanding that the Price in the Invoice may be a provisional price, pursuant to Clause 7.1.2, Customer will pay the Invoice in full.

7.1.2 If any component required to calculate the Price is not final at the time an Invoice is to be issued under Clause 7.1.1 and such component is taken from a publicly available source, Producer will use the most recently available value for that component to compute a provisional price for invoicing. When all of the pricing components have been finalized, Producer will calculate the final Price and the appropriate debit or credit due, as compared to the provisional price, and will apply such debit or credit on the next Invoice, which Invoice will include notice of such debit or credit and all related calculations.

7.2	Payment Procedure

Unless otherwise agreed in writing by the Parties, Customer will pay each Invoice by EFT. Each entry initiated by Customer will be accompanied by Producer’s Invoice number. Any sums payable by Producer to Customer under this Agreement will also be made by EFT. Each entry initiated by Producer will be accompanied by a form of identification. Producer and Customer will, from time to time, provide the other information necessary to effect payments via EFT.

7.3	Disputed Payments

7.3.1 Customer may, in good faith, dispute and withhold any amount specified in an Invoice by providing written notice of such dispute to Producer within ten (10) Business Days of receipt of such Invoice. Any undisputed amounts shall be paid on or before the due date. Neither a failure to dispute any amount specified in an Invoice within such period nor settlement of an Invoice shall prejudice Customer’s rights to subsequently bring a claim in respect of such Invoice; provided that any such claim must be brought within two (2) years from the date of the Invoice to which the claim relates.

7.3.2 The Parties shall seek to settle the disputed amount in good faith as soon as reasonably practicable and any payment adjustment required to be made in accordance with the resolution of a Dispute shall be made within five (5) Business Days of the date of that resolution. Any amount subsequently determined to have been wrongly withheld shall incur interest under Clause 7.6 (Late Payment) from and including the date when the amount should have been paid if the Dispute had not occurred until but excluding the date payment of such amount, including accrued interest, is made in full.

7.3.3 A Dispute as to any amount payable under this Agreement shall not relieve the payor of its obligations to make any other payment required by this Agreement when due and payable.

7.4  No Deductions

All sums payable by Customer to Producer under this Agreement shall be made without any Tax Deduction or other deduction, withholding, set-off or counterclaim save only as may be required by Applicable Law or expressly provided for in this Agreement. Subject to compliance with Applicable Law, the Parties shall use commercially reasonable efforts to minimize the requirement for any such withholding.

7.5  Tax

Any Tax (other than on income or on gross receipts or measured by income or gross receipts) hereafter imposed on the manufacture, sale, delivery or use of Product to or by Customer pursuant to this Agreement (or on Producer, or required to be paid or collected by Producer, by reason of the manufacture, sale, delivery or use of such Product) (a “Newly Imposed Tax”) shall be paid by Customer in addition to the Product Price. Customer shall be entitled to any Tax credit, refund or reduction in Tax charge that may be available to Customer with respect to the Taxes paid on delivery, manufacture, sale or use of such Product, and Producer shall cooperate with Customer if necessary to secure such credit, refund or tax reduction.

7.6  Late Payment

Any amount due and payable under this Agreement shall, if not paid when due, bear interest (after as well as before any judgment) at the Default Rate, which interest shall be payable on demand and shall accrue from day to day from and including the date such amount was due and payable until (but excluding) the date of actual payment in full of such amount and such interest.

7.7  Suspension of Supply of Product for Non-Payment

If any amount exceeding $250,000 due to Producer in respect of Product delivered by Producer to Customer is not the subject of a bona fide Dispute and is not paid when due, Producer may provide written notice referencing this Clause 7.7 (Suspension of Supply of Product for Non-Payment) to Customer that the amount is due and unpaid. If Customer has not paid the unpaid amount in full by the date falling ten (10) Business Days from the date of receipt of Customer’s written notice, Producer may, without prejudice to its rights under Clause 10 (Default) and Clause 12 (Termination), immediately suspend further deliveries of Product until payment of such outstanding amount is received by Producer.

8.	Force Majeure

8.1  Event of Force Majeure

If a Party fails to observe or perform any of the covenants or obligations imposed upon it by this Agreement and such failure shall have been occasioned by or in consequence of Force Majeure, such failure shall be deemed not to be a breach of such covenants or obligations, provided, however, that lack of finances or other financial cause for whatever reason shall in no event be Force Majeure. Force Majeure shall mean, among other events customarily considered force majeure, any event beyond the reasonable control of a Party for which that Party (the “Affected Party”) has elected to declare an event of Force Majeure. Force Majeure shall include, without limitation, acts of God, the inability to obtain or curtailment of supplies of feedstock, or of electrical power, water, fuel or other utilities or services necessary to operate Producer’s or Customer’s facility, and inability to deliver or receive Product due to transportation or storage problems for which the transporter or storage operator has declared Force Majeure (all of which are referred to as “Events of Force Majeure”).

For the avoidance of doubt a change of economic, monetary or fiscal circumstances which renders this Agreement uneconomic for either of the Parties shall not in itself constitute an Event of Force Majeure. The occurrence of an event of Force Majeure shall not extend the term of this Agreement.

8.2  Notification

If a Party is, or may be, prevented from or delayed in performing any of its obligations under this Agreement by an Event of Force Majeure, then such Party will notify as soon as reasonably practicable the other Party (the “Non-Affected Party”) of the event or circumstances constituting the Event of Force Majeure, the likely duration and obligations the performance of which is likely to be delayed or prevented.

8.3  Legal Effects

On giving notice in accordance with Clause 8.2 (Notification), the Affected Party shall be excused from the performance or punctual performance, as the case may be, of the obligations notified for so long as the circumstances notified (or the effects thereof) continue and the Affected Party shall be deemed not to be in breach of this Agreement to the extent that such breach is caused by such Event of Force Majeure. The Affected Party shall nevertheless use all reasonable endeavors to continue to perform its obligations under this Agreement and to minimize or eliminate the adverse effects of such Event of Force Majeure with all reasonable dispatch and shall keep the Non-Affected Party informed of material developments relating to such Event of Force Majeure. The Affected Party shall notify the Non-Affected Party of the steps it proposes to take to minimize or eliminate the effects of such Event of Force Majeure, including any reasonable alternative means for performance and, to the extent that it is not prejudiced in so doing, the Non-Affected Party shall use all reasonable endeavors to co-operate in taking such steps. The requirement that any Event of Force Majeure be minimized or eliminated with all reasonable dispatch will not require the settlement of strikes or labor disputes by acceding to the demands of the opposing party or parties.

8.4  Financial Consequences

Notwithstanding Clause 8.3 (Legal Effects), a Party shall not be excused of an obligation to pay the other Party pursuant to this Agreement following the occurrence of an Event of Force Majeure, except that Customer is not obliged to pay for Product it did not receive as a consequence of an Event of Force Majeure.

8.5  Alternative Arrangements

As soon as reasonably practicable after the notification of the occurrence of an Event of Force Majeure, the Parties shall enter into good faith discussions with a view to alleviating the effects of such Event of Force Majeure or agreeing to alternative arrangements that may be fair and reasonable taking into account their respective obligations towards third parties.

8.6  Termination for Extended Force Majeure

8.6.1 If an Event of Force Majeure prevails for a period in excess of six (6) Months, then the Non-Affected Party may, on the giving of twenty (20) Business Days notice (but subject to Clause 8.6.3), terminate this Agreement.

8.6.2 If an Event of Force Majeure prevails for a period in excess of nine (9) Months, the Affected Party may, on the giving of twenty (20) Business Days notice (but subject to Clause 8.6.3) terminate this Agreement.

8.6.3 This Agreement may only be terminated under Clause 8.6.1 or Clause 8.6.2 if the relevant Event of Force Majeure is subsisting and the Affected Party is still excused from performance under Clause 8.3 (Legal Effects) at the date that any termination notice is issued pursuant to Clause 8.6.1 or Clause 8.6.2.

8.7  No Liability for Force Majeure Termination

Without prejudice to Clause 22.1 (Survival of Rights, Duties and Obligations), and except as is otherwise provided in this Agreement, (including, without limitation, Clause 19), neither Party shall have any liability to the other as a result of the exercise of any rights to terminate this Agreement pursuant to Clause 8.6 (Termination for Extended Force Majeure).

9.	Representations and Warranties

Each Party represents and warrants to and for the benefit of the other Party that, as of the date hereof:

9.1  Status

9.1.1 It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

9.1.2 It has the power to own its assets and carry on its business as it is being conducted.

9.2  Powers

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.

9.3  Authorization and Consents

Except for any requirements under the HSR Act, all actions, conditions and things required by Applicable Law to be taken, fulfilled and done, including the obtaining of any necessary and material Authorizations in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, to ensure that those obligations are valid, legally binding and enforceable, have been taken, fulfilled and done in all material respects.

9.4  Non-Violation

Except for any requirements under the HSR Act, the entry into and performance by it of the transactions contemplated by this Agreement do not and will not conflict with (i) any Applicable Law or official requirement applicable to it (except where such conflict would not materially adversely affect such Party or the enforceability of this Agreement) or (ii) its organizational documents.

9.5  Obligations Binding

Its obligations under this Agreement are valid, binding and enforceable at law in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.6  Litigation

So far as it is aware, no litigation, arbitration or administrative proceeding is current, pending or threatened to restrain the entry into, exercise of any of its rights under and/or performance or enforcement of or compliance with any of its obligations under this Agreement.

9.7  No Judgments

It is not subject to any outstanding judgment, rule, order, statement of claim, injunction or decree of any court, governmental or regulatory authority or body acting in an arbitral or adjudicative capacity that materially adversely affects its ability to perform its obligations under, or the enforceability of, this Agreement.

9.8  No Reliance

It is not relying upon any representations of the other Party other than those expressly set out in this Agreement.

9.9  Product

Producer warrants that Product shall meet the specifications set forth in Schedule A hereto, that, at the time of delivery of Product to Customer, it shall have good title to such Product and that all Product delivered to Customer pursuant to this Agreement shall be delivered free and clear of all liens, encumbrances and claims whatsoever. PRODUCER MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY, STATUTORY OR OTHERWISE, CONCERNING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE OR ANY OTHER MATTER WITH RESPECT TO ANY PRODUCT DELIVERED BY PRODUCER, WHETHER USED ALONE OR IN COMBINATION WITH ANY OTHER MATERIAL.

9.10  Assignments

Assignment of the Assigned Contracts will be effectuated pursuant to an assignment and assumption agreement in form and substance mutually satisfactory to Producer and Customer, and will be effective, as to each Assigned Contract, as of the later of (a) the first day of the first Month commencing after the Effective Date and (b) the date on which the counterparty to such Assigned Contract consents to the assignment of such Assigned Contract from Producer to Customer, and, in each case, only as to orders to be filled after the effectiveness of such assignment, and Producer shall remain responsible for and shall indemnify and hold harmless Customer, in accordance with the provisions of Clause 13 (Indemnity) hereof, against any obligations and liabilities arising under or existing with respect to such Assigned Contracts prior to the Effective Date.

10.	Default

10.1  Losses

If either Party is in breach of any of its obligations under this Agreement (the “Defaulting Party”), the Defaulting Party shall be liable to the other Party (the “Non-Defaulting Party”) for all Losses incurred by the Non-Defaulting Party as a result of that breach.

10.2  Exclusion of Consequential Loss

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY (EVEN IF NEGLIGENT) FOR ANY

CONSEQUENTIAL LOSSES UNLESS (a) SUCH CONSEQUENTIAL LOSSES RESULT FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY OR (b) SUCH CONSEQUENTIAL LOSSES ARE PAYABLE BY AN INDEMNIFIED PERSON PURSUANT TO A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE HEREUNDER.

10.3  Mitigation

The Non-Defaulting Party shall use commercially reasonable efforts to mitigate any Losses and Consequential Losses caused by the breach of the Defaulting Party.

10.4  Quantification of Damages

The Non-Defaulting Party shall provide the Defaulting Party with evidence to substantiate the amount of Losses claimed by the Non-Defaulting Party. If the Parties fail to agree upon the amount of Losses payable by the Defaulting Party to the Non-Defaulting Party, the Dispute shall be resolved in accordance with Clause 21 (Disputes).

10.5  Exclusive Remedies

The Parties intend that their respective rights, obligations and liabilities as provided for in this Agreement shall be exhaustive of the rights, obligations and liabilities between them arising out of or in connection with this Agreement. Accordingly, the remedies expressly stated in this Agreement shall be the sole and exclusive remedies of the Parties for liabilities to one another arising out of or in connection with this Agreement, including any representation, warranty or undertaking given in connection with it, notwithstanding any remedy otherwise available at law or in equity, provided that nothing in this Clause 10.5 (Exclusive Remedies) shall operate to exclude either Party’s right to seek equitable remedies in connection with a breach or threatened breach of this Agreement.

11.	Conditions

11.1 This Agreement shall become effective (the “Effective Date”) as of the earlier of:

(a) the date on which (i) the United States Federal Trade Commission (“FTC”) approves this Agreement and the transactions contemplated hereby or notifies Customer or Producer that no filing under the HSR Act is required in connection with this Agreement or the transactions contemplate hereby or (ii) all waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated; and

(b) March 31, 2008, unless, in the case of this clause (b), (i) the FTC has either (y) not approved this Agreement and the transactions contemplated hereby by March 31, 2008 (or all waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have not expired or been terminated) or (z) on or prior to March 31, 2008, disapproved this Agreement or the transactions contemplated hereby, and (ii) on or prior to March 31, 2008, Customer has provided Producer with written notice, in accordance with the provisions of Clause 20 (Notices) of its election to terminate this Agreement and paid Producer a termination fee in the amount of $6 million; provided, however, that no such notice of termination may be given by Customer prior to the earlier of March 20, 2008 and the date Customer receives written notice from the FTC that it has disapproved this Agreement or the transactions contemplated by this Agreement.

11.2 Each Party agrees to use commercially reasonable efforts to take (a) all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the transactions contemplated by this Agreement (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with Authorizations and other official requirements) and will promptly cooperate with and furnish information to the other Party in connection with any such requirements imposed upon it or any of its affiliates in connection with the transactions contemplated by this Agreement and (b) all reasonable actions necessary to obtain (and will cooperate with the other Party in obtaining) any Authorization of any Governmental Entity or other public or private third party required to be obtained or made by it in connection with the transactions contemplated by this Agreement or the taking of any action contemplated thereby or by this Agreement. Each of the Parties shall (i) use all reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division of the Department of Justice (the “Antitrust Division”) for additional information and documents and (ii) to request early termination of the waiting period and not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party hereto. Unless prohibited by Applicable Law, each Party shall promptly forward to the other Party any correspondence it receives from the FTC or the Antitrust Division regarding the approval or disapproval of the formation of the Joint Venture or the transactions contemplated by this Agreement.

11.3 The commencement of the Parties’ obligations under this Agreement shall be subject to the condition that each approval and consent required to be obtained by Producer or any of its Affiliates from third parties in connection with the transactions contemplated by this Agreement (other than any consent or approval required from a third party to assign any of the Assigned Contracts) shall have been duly obtained by Producer and each of its Affiliates, as the case may be, and shall be in full force and effect.

12.	Termination

12.1  Termination Events

Each of the following shall constitute a termination event (a “Termination Event”):

12.1.1 breach of a material obligation (excluding for these purposes any payment default) by a Party where that Party has not taken steps to remedy the breach within twenty (20) Business Days of receipt of written notification from the other Party of the occurrence of such breach or, in the event that such steps have been taken within such twenty (20) Business Day period, the breach has not been remedied by the date that is six (6) Months after receipt of notification of the breach or the Party in breach does not continue to seek to remedy the breach during such six (6) Month period;

12.1.2 the occurrence of an Insolvency Event in respect of a Party; or

12.1.3 a Party fails to make payment of any amount in excess of $250,000 when due (other than an amount that is the subject of a bona fide Dispute) and such amount is not paid within sixty (60) days following the date the Party owed such amount notifies the non-paying Party that such amount is due and has not been paid.

12.2  Right to Terminate

If a Termination Event has occurred and is continuing, the Non-Defaulting Party shall have the right, in its absolute discretion, to terminate this Agreement by providing written notice to Defaulting Party pursuant to Clause 20 hereof (Notices), which notice shall specify that a Termination Event has occurred under the respective Clause and that this Agreement will terminate with effect from the date specified in such notice, which date shall not be later than ninety (90) days after the date of such notice.

12.3  Entitlement on Termination

If either Party terminates this Agreement in accordance with the terms of this Agreement, such termination shall be without prejudice to the rights, duties and liabilities of either Party accrued prior to termination.

12.4  Sole Rights of Termination

The only rights of the Parties to terminate this Agreement are as set out in Clause 2 (Term), Clause 4.2.5 (Shutdown), Clause 8.6 (Termination for Extended Force Majeure), Clause 11 (Conditions) and this Clause 12 (Termination).

13.	Indemnity

13.1  Indemnification of Customer

Producer agrees to indemnify, defend and hold harmless Customer and its partners, directors, officers and employees (the “Customer Indemnified Persons”), from and against any and all Losses, Claims and Proceedings to the extent arising out of:

13.1.1 any breach of any Assigned Contract by Producer prior to the first day of the first Month commencing after the Effective Date;

13.1.2 any past, present or future violation of Environmental Laws with respect to the Texas City Styrene Plant;

13.1.3 the presence of any Hazardous Materials in, on or under the Texas City Styrene Plant or in, on or under adjacent lands or waterbodies where such Hazardous Materials have migrated from or been Released from the Texas City Styrene Plant;

13.1.4 any use, handling, production, generation, manufacture, transportation, storage, handling, disposal, spill or Release of any Hazardous Materials at, on, under, about or from the Texas City Styrene Plant on or under adjacent lands or waterbodies where such Hazardous Materials have migrated from or been Released from the Texas City Styrene Plant;

13.1.5 any spill or Release of styrene or any other substance from any asset, facility or equipment comprising or located at the Texas City Styrene Plant, including, without limitation: (a) all Environmental Damages arising out of such spill or Release of materials; (b) any damage to the Texas City Styrene Plant or to other property; and (c) the cost of the Product that has been spilled or Released;

13.1.6 any Product related incident or occurrence when Producer has the risk of loss of such Product, except to the extent that such Claim is attributable to the gross negligence, or intentional misconduct of Customer or any other Customer Indemnified Person;

13.1.7 any Product (whether by itself or in combination with any other material), or any hazard thereof, to the extent arising at any time or related to any period before risk of loss of such Product has transferred to Customer;

13.1.8 all retained assets and retained liabilities, including, without limitation, any and all environmental-related liabilities associated with Producer’s Texas City Styrene Plant;

13.1.9 environmental, health and safety requirements and obligations regarding the use, handling, storage, transportation, recycling, processing, release and disposal of all raw materials, Product (prior to the time title and risk of loss transfers to Customer in accordance with Clause 5.3 (Title and Title Transfer; Point of Delivery)), by-products, residuals, derivatives and wastes of any kind at the Texas City Styrene Plant;

13.1.10 any material breach by Producer of, or any material inaccuracy of, any representation or warranty of Producer contained in this Agreement; and

13.1.11 any breach or non-performance by Producer of any covenant to be performed by it that is contained in this Agreement.

13.2  Indemnification of Producer

Customer agrees to indemnify, defend and hold harmless Producer and its directors, officers and employees (the “Producer Indemnified Persons”), from and against any and all Losses, Claims and Proceedings to the extent arising out of:

13.2.1 any breach of any Assigned Contract by Customer after the first day of the first Month commencing after the Effective Date;

13.2.2 any Product related incident or occurrence when Customer has the risk of loss of such Product, except to the extent that such Claim is attributable to the gross negligence, or intentional misconduct of Producer or any other Producer Indemnified Person;

13.2.3 any material breach by Customer of, or any material inaccuracy of, any representation or warranty of Customer contained in this Agreement; and

13.2.4 any breach or non-performance by Customer of any covenant to be performed by it that is contained in this Agreement.

13.3  Indemnification Procedures

Within a reasonable period of time after a Customer Indemnified Person or a Producer Indemnified Person (whether one or more, an “Indemnified Party”) establishes a basis for or receives actual notice of any Claim covered by Clause 13.1 (Indemnification of Customer) or Clause 13.2 (Indemnification of Producer), respectively, the Indemnified Person shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of such Claim, provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Person pursuant to Clause 13.1 or Clause 13.2, respectively, except to the extent of material detriment suffered by the Indemnifying Party as a result of such failure. In the event that a Claim arises out of or results from matters with respect to third parties (a “Third Party Claim”), the Indemnifying Party shall within a period of ten (10) days of notice of any Third Party Claim, notify the Indemnified Party indicating that the Indemnifying Party shall undertake the defense thereof by attorneys chosen by it, which are reasonably acceptable to the Indemnified Person. The Indemnifying Person shall make reasonable efforts to provide the Indemnified Person with copies of all correspondence and communications, and otherwise keep the Indemnified Party reasonably informed of all developments, relating to the defense of such Third Party Claim. So long as the Indemnifying Party is defending any Third Party Claim actively and in good faith, the Indemnified Person shall not settle such Third Party Claim without the consent of the Indemnifying Party.

13.4  Defense of Third Party Claim

If the Indemnifying Party does not provide notice to the Indemnified Party within ten (10) days of notice of any Third Party Claim indicating that the Indemnifying Party shall undertake the defense thereof in accordance with Clause 13.3 (Indemnification Procedures), or if at any time thereafter the Indemnifying Party fails to defend such Third Party Claim actively and in good faith, the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment. Irrespective of which Party has the right to defend, compromise or settle any Third Party Claim pursuant to this Clause 13.4 (Defense of Third Party Claim), each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defense of such Third Party Claim and shall cooperate in the defense of any such Third Party Claim, including making its partners (if applicable), officers, directors, employees and books and records available for use in such Third Party Claim, and shall take those actions reasonably within its power which are reasonably necessary to preserve any legal defenses to such matters, without the necessity of formal subpoena or court action.

13.5  Payment

The Indemnifying Party shall promptly pay each Indemnified Party any amount properly due under this Clause 13 (Indemnity) upon demand therefor and reimburse each Indemnified Party for all reasonable out of pocket expenses (including reasonable attorneys’ fees and costs of court) for which the Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall, upon demand therefor, promptly pay on behalf of the Indemnified Party, and/or shall promptly reimburse the Indemnified Party for its payment of, the amount so determined by such judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless, in the case of a judgment or determination, an appeal is made therefrom; provided, however, that if the Indemnifying Party desires to appeal from an adverse judgment or determination, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by the Indemnifying Party of all of such amounts, the

Indemnifying Party shall succeed to the rights of the Indemnified Party, to the extent such rights are not waived in settlement, against the third party who made such Third Party Claim.

14.	Assignment

This Agreement shall not be assignable by either Party without the prior written consent of the other Party, which consent is not to be unreasonably withheld; provided, however, that no such consent shall be required for assignment to (a) a lender for security purposes; (b) a successor in interest of all or substantially all of the assets or business of either Party to which this Agreement relates; or (c) in the case of Customer, any controlled Affiliate of Customer or to the Joint Venture or the Joint Venture’s parents and controlled Affiliates, in each case, if the assignee assumes, in writing, all of the obligations of such Party under this Agreement. Notwithstanding the foregoing, and except as noted in the last sentence of this Clause 14, no assignment by either Party of any of its rights, interests or obligations under this Agreement shall relieve such party of its obligations under this Agreement (specifically including, without limitation, the non-competition obligations set forth in Clause 19 hereof) unless the other Party expressly agrees otherwise in writing. Producer understands and agrees that Customer shall be relieved of all of its rights, interests, obligations and liabilities under this Agreement upon receipt of the non-refundable capacity reservation charge and assignment of this Agreement to the Joint Venture.

15.	Confidentiality

15.1  Obligation of Confidentiality

Subject to Clause 15.2 (Permitted Disclosure), the Parties shall at all times during the continuance of this Agreement and for a period of three (3) years following its termination keep all Confidential Information confidential to the Party receiving it and shall not disclose such Confidential Information to any other Person, except that the provisions of this Clause 15.1 (Obligation of Confidentiality) shall not apply to:

15.1.1 information which at the time of disclosure was in the public domain other than by breach of this Clause 15 (Confidentiality);

15.1.2 information acquired from a third party who, to the knowledge of the relevant Party, is not in breach of any obligation of confidentiality in disclosing it;

15.1.3 information already known to the Party (as evidenced by written records at the date of the disclosure), provided that such information was not obtained directly or indirectly from the Party to which it relates;

15.1.4 information disclosed by or with the prior written consent of the Party to which it relates or which such Party approved in writing for release to the recipient;

15.1.5 information disclosed with the prior written consent of all the Parties;

15.1.6 information disclosed to the extent required by any Applicable Law or by the requirements of a recognized stock exchange on which securities of the Party making disclosure or any of its Affiliates are, or are proposed to be, quoted or pursuant to an order of any court of competent jurisdiction provided the Party disclosing such information notifies the other Party of the required disclosure as soon as reasonably practicable after the Party required to disclose the information becomes aware of such requirement; or

15.1.7 information disclosed in order to enable a determination to be made under Clause 21 (Disputes).

15.2  Permitted Disclosure

Any Party shall be entitled to disclose Confidential Information if such disclosure is made in good faith:

15.2.1 to any Affiliate of such Party (which for purposes of this Clause 15 shall, in the case of Customer, include the Joint Venture and INEOS Group Limited);

15.2.2 to any outside consultants or advisers, accountants or lawyers engaged by or on behalf of such Party and acting in that capacity;

15.2.3 to any bank or financial institution from which such Party is seeking or obtaining or has obtained finance or the advisers or lawyers to such bank or financial institution;

15.2.4 to any insurer under a policy of insurance referred to in this Agreement or in a proposal for such insurance; or

15.2.5 to officers, employees, agents or sub-contractors of such Party;

provided that any disclosure pursuant to this Clause 15.2 (Permitted Disclosure) is, in such Party’s reasonable judgment, necessary to enable such Party to perform or comply with, or to protect or enforce its rights under, this Agreement, or any other contract contemplated by this Agreement or to carry on its business.

In addition, either Party may disclose the existence and terms and conditions of this Agreement to any potential investor in such Party provided that such investor has agreed in writing to hold such information confidential.

15.3  Third Parties

Each Party shall use commercially reasonable efforts to procure the observance of the restrictions in this Clause 15 (Confidentiality) by any Person to whom it discloses information in accordance with Clause 15.2 (Permitted Disclosure) and shall make such Person aware of the requirements of this Clause 15 (Confidentiality).

15.4  Damages Not an Adequate Remedy

Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Clause 15 (Confidentiality) and that the remedies of injunction, specific performance and other equitable relief may be appropriate for any threatened or actual breach of any such provision.

16.	Environmental Health & Safety

16.1 The Parties acknowledge and agree that Producer remains solely responsible for all environmental, health and safety requirements and obligations regarding the use, handling, storage, transportation, recycling, processing, Release and disposal of all raw materials, Product (prior to the time title and risk of loss transfers to Customer in accordance with Clause 5.3 (Title and Title Transfer; Point of Delivery)), by-products, residuals, derivatives and wastes of any kind at the Texas City Styrene Plant.

16.2 Customer acknowledges that Product may be, or become, considered a Hazardous Material under various applicable Laws and that it is familiar with any hazards of Product and its applications and the containers in which Product is shipped.

16.3 Customer agrees to disseminate to third parties (including employees and customers), as required by applicable Law, Material Safety Data Sheets consistent with applicable Laws, including the Occupational Safety and Health Administration’s Hazard Communications Standard.

17.	Other Matters

Given that Customer has reserved the exclusive capacity of Producer’s Texas City Styrene Plant, Producer will not be able to fulfill its contractual commitments to existing styrene monomer customers (the “Customer Contracts”) with its own production of styrene monomer. Accordingly, Customer agrees that it will assume responsibility for fulfilling those commitments on a “going forward” basis. Customer shall be free to do so with styrene monomer produced at the Texas City Styrene Plant or at any of Customer’s other plants. Producer shall, as of the first day of the first Month commencing after the Effective Date, assign to Customer all such Customer Contracts (the “Assigned Contracts”) and shall provide Customer with all customer files and such other documents as are appropriate to enable Customer to fulfill its responsibilities under the Assigned Contracts; provided, however, that, to the extent that the assignment of all or any portion of any of the Customer Contracts requires the approval or consent of the other party thereto, such Customer Contract shall not be an “Assigned Contract” hereunder, and Producer shall not be required to assign such Customer Contract to Customer, if an attempted assignment without such approval or consent would constitute a breach or violation thereof, in which event, Producer shall, on and after the Effective Date, use commercially reasonable efforts to do or cause to be done all such things required to (a) assure that the rights of Producer under such Customer Contracts shall be preserved for the benefit of Customer (including but not limited to causing Producer’s account representatives to assist in making introductions to appropriate individuals at the customers and permitting Customer to produce the styrene monomer to be delivered to the other parties under such Customer Contracts at Customer’s other plants) and (b) facilitate receipt of the consideration to be received by Producer in and under such Customer Contracts, which consideration shall be held for the benefit of, and shall be delivered to, Customer. Producer shall, on and after the Effective Date, use commercially reasonable efforts to do or cause to be done all such things required to assure that the rights of Producer under all Assigned Contracts shall be preserved for the benefit of Customer (including but not limited to causing Producer’s account representatives to assist in making introductions to appropriate individuals at the customers and permitting Customer to produce the styrene monomer to be delivered to the other parties under the Assigned Contracts at Customer’s other plants). With respect to any such Customer Contract as to which the necessary approval or consent for the assignment or transfer to Customer is obtained after the Effective Date, Producer shall transfer such Customer Contract to Customer within ten days following receipt of such approval or consent and, upon such transfer, such Customer Contract shall become an “Assigned Contract hereunder.

Producer represents and warrants to Customer that: (a) a redacted version of each Assigned Contract has been made available to Customer with the only information redacted being the name of the other party thereto, the quantity of styrene monomer delivered thereunder and the length of such contract, (b) to Producer’s knowledge, no breach or default by any other party to any such Assigned Contract of any material provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred and (c) Producer has performed the obligations required to be performed by it under all such Assigned Contracts, and no breach or default by Producer of any material provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred.

18.	For Greater Certainty

18.1  No Ownership or Interest of Customer

Other than the assignment of the Assigned Contracts, Customer is acquiring no ownership or other interest in any of the assets of Producer or Producer’s businesses (including, without limitation, Producer’s Texas City Styrene Plant, facilities or equipment). Producer shall retain all liabilities arising from ownership or operation of its Texas City Styrene Plant and styrene business, whether arising before or after execution of this Agreement, including but not limited to all environmental, personnel, benefit plan, product, regulatory or other liabilities associated with the operation, closure or dismantling any of the assets used in its styrene business together with all supplier contracts and accounts payable.

18.2  Customer and Supplier Relationship

The relationship between the Parties contemplated by this Agreement is solely that of customer and supplier. Nothing contained in this Agreement shall be construed to:

18.2.1 give either Party the power to direct and control the day to day activities of the other;

18.2.2 constitute the Parties as partners, joint venture partners, co-owners or otherwise as participants in a joint or common undertaking;

18.2.3 constitute either Party as the agent of the other; or

18.2.4 allow either Party to create or assume obligations on behalf of the other.

18.3  Accounts Receivable and Inventory

Producer shall retain all accounts receivable and Inventory in existence as of the Effective Date.

18.4  No Real Property Ownership

Customer does not have, and by virtue of the execution of this Agreement and the performance of the transactions contemplated hereby, does not acquire, any ownership or leasehold rights in any real estate, fixtures, equipment or facilities at the Texas City Styrene Plant.

18.5  Producer Purchase Contracts

Except for the obligations under the Assigned Contracts, Producer will remain obligated under any purchase contracts that relate to the purchase of raw materials, services, utilities or other inputs required for the manufacture of styrene monomer at the Texas City Styrene Plant, and Customer acquires no interest, and has no liabilities or obligations, under any such contracts.

18.6  Other

Other than advising Producer as to the quantity of styrene monomer Customer desires, Customer shall have no involvement, inputs or rights with respect to Producer’s operations. More specifically, Customer personnel will not participate and will not have the right to participate in any discussions or decisions regarding environmental or other issues at the Texas City Styrene Plant, including, but not limited to, any shutdown, remediating, demolishing or decommissioning of the Texas City Styrene Plant.

19.	Covenant Not To Compete

Producer understands and agrees that the provisions of this Clause 19 constitute a fundamental portion of the consideration of Customer for entering into this Agreement, and further understands that Customer would not have been willing to enter into this Agreement in the absence of the provisions of this Clause 19. Accordingly, the Parties hereby acknowledge and agree that this Clause 19 is to be strictly enforced in accordance with its terms.

Producer agrees that from and after the Effective Date and for a period of eight (8) years after termination or expiration of this Agreement for whatever reason and by whomever terminated (including, without limitation, any termination for breach or default and any termination for Extended Force Majeure), Producer and any subsidiary of Producer will:

19.1 Not engage in the business of manufacturing, processing, selling, exchanging, distributing or otherwise transferring styrene monomer anywhere in the world; provided, however, that Producer may produce and sell styrene (a) to Customer pursuant to this Agreement, (b) to the other parties to the Customer Contracts through the first day of the first Month commencing after the Effective Date and (c) to the extent required to fulfill its obligations to Customer under Section 17; provided further that Producer shall be entitled to convert any ethylene, benzene or ethylbenzene on hand or in transit to the Texas City Styrene Plant as of the Effective Date (or for which Producer has committed to purchase within 30 days after the Effective Date) into styrene monomer and sell the Inventory. This covenant shall apply to (i) the manufacture of styrene monomer at the Texas City Styrene Plant or elsewhere; (ii) the construction of any new styrene monomer facility whether at Texas City or elsewhere; (iii) the conversion of any existing or acquired facility to the manufacture of styrene monomer; (iv) except as otherwise expressly permitted under Section 19.2, any transaction pursuant to which Producer sells, transfers or assigns to a third party any assets from the Texas City Styrene Plant that will be used by such third party in the manufacture, production, sale or distribution of styrene monomer; or (v) any Acquisition Transaction (as hereinafter defined). “Acquisition Transaction” shall mean the acquisition by Producer or any of its subsidiaries of any facility for the manufacture of the styrene monomer including, without limitation, (A) by asset purchase or asset exchange; (B) pursuant to a stock purchase or stock exchange; or (C) pursuant to any merger or consolidation with any Person in which the stockholders of Producer will hold a majority of the equity interests of the surviving corporation or other entity.

19.2 Obtain from any third party that subsequently acquires from Producer a direct or indirect controlling interest in the Texas City Styrene Plant or any assets thereof a covenant not to engage in the business of the manufacture, processing, sale, or distribution of styrene monomer at the Texas City Styrene Plant or to remove the Texas City Styrene Plant assets for the purpose of using the Texas City Styrene Plant assets in the business of the manufacture, processing, sale, or distribution of styrene monomer. This covenant shall apply to any transaction pursuant to which such third party sells, transfers or assigns to a third party any assets from the Texas City Styrene Plant that will be used by such third party in the manufacture, production, sale or distribution of styrene monomer. Except as otherwise provided herein, Producer may not sell, transfer, lease, assign or otherwise transfer the Texas City Styrene Plant or any portion thereof, whether directly or indirectly, to any third party that has not provided the covenant referred to above without the consent of Customer in its sole discretion; provided, however, that nothing contained in this Agreement will prohibit Producer from selling all or any portion of its Texas City Styrene Plant for scrap following a shut-down of such facility, as spare or replacement parts for an existing styrene monomer facility (but not, in any event, as parts used to expand the capacity of such existing styrene monomer facility) or for uses other than the production of styrene monomer.

19.3 In the event that a court shall refuse to enforce the agreements contained in this Clause 19, either because of the scope of the geographical area specified herein or the duration of the restrictions, the parties hereto expressly confirm their intention that the geographical area covered hereby and the time period of the restrictions be deemed automatically reduced to the minimum extent necessary to permit enforcement.

20.	Notices

All notices and other communications to be delivered under this Agreement shall be deemed to have been received (i) if by personal delivery on the date of such delivery, (ii) if by certified, registered, next-day or overnight mail or delivery, on the date delivered, and (iii) if by facsimile, on the day on which such facsimile was received, in each case at the address listed below (or as may subsequently be designated by such Party by written notice delivered in accordance with this Clause 20):

Producer: Sterling Chemicals, Inc.

Address:
333 Clay Street, Suite 3600
Houston, Texas 77002
Fax: (713) 654-9577
Attention: General Counsel

Customer: NOVA Chemicals Inc.

Address:
1550 Coraopolis Heights Rd.
Moon Township, PA 16046
Fax:
Attention: Senior Vice President, General Counsel

21.	Disputes

21.1  Amicable Settlement

In any case of any Dispute relating to or arising in connection with this Agreement, either Party may issue a notice of Dispute (a “Dispute Notice”) to the other Party setting out particulars of the Dispute. The Parties shall attempt to resolve the Dispute amicably within thirty (30) Business Days of the date of the Dispute Notice, by a meeting in person of senior executives of each party, each with the authority necessary to settle the Dispute, to be held at a place and time agreed by such senior executives.

21.2  Arbitration

21.2.1 In any case where a Dispute has not been resolved within the thirty (30) Business Day period referred to under Clause 21.1 (Amicable Settlement), the Dispute shall be referred to and finally resolved by arbitration at the written request of any Party under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”), which Rules are deemed to be incorporated by reference into this Clause 21.2 (Arbitration).

21.2.2 Unless otherwise agreed between the Parties:

(i) If a Dispute involves an amount in controversy of $10,000,000 or less, there shall be one (1) arbitrator, who shall be selected in the manner prescribed by the AAA Rules. If a Dispute involves an amount in controversy in excess of $10,000,000 or a request for preliminary injunction, there shall be three (3) arbitrators.

(ii) For disputes involving three (3) arbitrators,

(a) each Party shall appoint an arbitrator, and if one Party fails to appoint an arbitrator within fifteen (15) Business Days of receiving notice of the appointment of an arbitrator by the other Party, then that arbitrator shall be appointed by the AAA;

(b) the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the Parties. If he is not chosen and appointed within fifteen (15) Business Days of the date of appointment of the later of the two Party-appointed arbitrators to be appointed, he shall be appointed by the AAA; and

(c) the arbitrators shall be and remain independent and impartial of each Party.

(iii) the place of the arbitration shall be New York City, New York;

(iv) the language to be used in the arbitration proceedings shall be English;

(v) the costs of arbitration shall be apportioned by the arbitrator(s) in their award in such manner as the arbitrator(s) deem just and reasonable taking into account the circumstances of the Dispute, the conduct of the Parties during the arbitration proceeding and the result of the arbitration;

(vi) any costs of arbitration that must be paid prior to the arbitrator(s)’ award shall be borne by the Parties equally, without prejudice to the final apportionment of such costs by the arbitrator(s);

(vii) the arbitrator(s) shall render a binding decision in writing and, if applicable, award as to all Disputes for which it was appointed;

(viii) the powers of the arbitrator(s) shall include the power to award declaratory judgments, specific performance and injunctive and other equitable relief; and

(ix) the arbitrator(s) shall not have the power to modify or amend in any respect the provisions of this Agreement nor to award punitive or exemplary damages nor to award Consequential Loss except as expressly set forth in this Agreement.

21.2.3 The award of the arbitrator(s) shall be final and binding upon the Parties, shall not be subject to any appeal or review, and judgment upon such award may be entered in any state or federal court sitting in the State of New York, or other court having jurisdiction thereof.

21.3  Litigation; Exclusive Jurisdiction; Waiver of Jury Trial

Notwithstanding anything herein to the contrary, a Party shall have the right to initiate litigation to toll any statute of limitations or to seek injunctive relief or other equitable remedy if, in such Party’s good faith judgment, such action is deemed necessary to avoid irreparable damage or to maintain the status quo pending arbitration. Subject to Clause 21.2 (Arbitration), the Parties agree to submit to the exclusive jurisdiction of the courts the State of New York and any federal district court sitting therein. Each Party hereby irrevocably and unconditionally consents to the jurisdiction of the state courts of New York and any federal district court sitting therein, and each Party irrevocably waives any objection that it may have to the bringing of any action or proceeding in such courts. THE PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY IN THE EVENT OF ANY DISPUTE INVOLVING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

22.	Miscellaneous

22.1  Survival of Rights, Duties and Obligations

Notwithstanding anything to the contrary expressly or impliedly contained in this Agreement to the contrary, (a) termination of this Agreement for any cause or expiration of this Agreement shall not release a Party from any liability which at the time of termination or expiration has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such termination or expiration; and (b) the rights and obligations of the Parties under Clauses 1 (Definitions and Interpretation), 6.1 (Capacity Reservation Charge), 6.2 (Product Price), 7 (Payment and Invoicing), 10.2 (Exclusion of Consequential Loss), 11 (Conditions), 16 (Environmental Health & Safety), 18.1 (No Ownership or Interest of Customer), 19 (Covenant Not to Compete), 20 (Notices), 21 (Disputes), 22 (Miscellaneous) and 23 (Governing Law) shall survive such termination or expiration of this Agreement.

22.2  Variation and Amendment

No variation or amendment of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

22.3  Waiver

No waiver by either Party of one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default or defaults, whether of a like or different character.

22.4  Partial Invalidity

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted; provided, however, that should such invalidity or unenforceability materially affect the economic position of a Party under this Agreement, taken as a whole, then the Parties shall negotiate in good faith to amend this Agreement to place such Party in substantially the same position as it would have been had such provision been valid and enforceable.

22.5  No Partnership

Nothing in this Agreement shall create a partnership or a joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the Parties. Neither of the Parties shall have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, or to bind the other Party in any manner whatsoever.

22.6  Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and replaces any prior agreement between the Parties with respect thereto. There are no oral representations, stipulations, warranties, agreements or understandings with respect to the subject matter of this Agreement which are not fully expressed herein, and neither this Agreement nor its execution has been induced by any representation, stipulation, warranty, agreement or understanding of any kind other than those expressed in writing in this Agreement.

22.7  Counterparts

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

22.8  Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement.

22.9  Rights of Third Parties

This Agreement is intended solely for the benefit of the Parties and their permitted assigns and shall not impart rights enforceable by any other Person, except as expressly provided in this Agreement.

23.	Governing Law

This Agreement shall be interpreted and the rights, obligations and liabilities of the Parties determined in accordance with the laws of the State of New York without regard to its conflict of laws principles.

[Signatures on Next Page.]

In Witness Whereof, this Agreement for the Exclusive Supply of Styrene has been executed as of the date first written above.

PRODUCER:

Sterling Chemicals, Inc.

By:	/s/ Richard K. Crump
Name: Richard K. Crump
Its: President and CEO

CUSTOMER:

NOVA Chemicals Inc.

By:	/s/ Jeffrey M. Lipton
Name: Jeffrey M. Lipton
Its: President and CEO

By:	/s/ J. Alan Crittenden
Name: J. Alan Crittenden
Its: Litigation, STYRENIX and Corporate

Schedule A

Styrene Specifications

Astm Method
Characteristic	Specification	Number

Appearance	Clear & Free	602.282(1)
Color	15 max	D5386
Polymer, ppmw	10 max	D2121-A
Assay, wt%	99.85 min	D5135
Inhibitor (TBC), ppmw	10 – 15(2)	D4590
Aldehydes (as benzaldehyde), ppmw	200 max(3)	D2119
Peroxides, ppmw	100 max(3)	D2340
Sulfur, ppmw	5 max(3)	D3961
Chlorides, ppm	10 max	D5808
Ethylbenzene, wt%	0.015 max	D5135
Benzene, ppmw	1.0 max(3)	602.062(1)

(1)	Producer method

(2)	or as specified

(3)	guaranteed analysis